Exhibit 99.2

Lessons Learned From a Meta-analysis of AGENT-3 and AGENT-4.

Timothy D. Henry1, Cindy Grines2, Matthew Watkins3, Gerald Barbeau4, Nabil Dib5 and Craig Pratt6 on behalf of the AGENT Investigators

1Minneapolis Heart Institute, Minneapolis, MN; 2William Beaumont Hospital, Royal Oak, MI; 3University of Vermont, Burlington, VT; 4Hôpital Laval, Ste-Foy, Québec Canada; 5Arizona Heart Institute, Phoenix, AZ; 6Baylor College of Medicine, Houston, TX

The multi-national Phase 2b/3 trials AGENT-3 and AGENT-4 are the largest randomized, double-blind, placebo-controlled clinical trials of intracoronary angiogenic gene therapy (Ad5FGF-4: a replication incompetent adenovector delivery of FGF-4) in patients with angina. Under nearly identical protocols, a total of 532 patients who had recurrent angina (CCS Class II-IV) despite optimal medical therapy, and were not candidates for urgent revascularization were randomized. Placebo, 109 or 1010 vp Ad5FGF-4 was delivered by a single intracoronary infusion. The pre-specified primary efficacy endpoint was change from baseline in exercise treadmill time (ETT) at 12 weeks. An interim analysis of safety and efficacy in AGENT-3 identified no safety concerns, but revealed the study was not likely to reach statistical significance on the primary endpoint, and enrollment in both studies was discontinued. Subsequent analysis did not identify a treatment effect for the primary endpoint in the intent-to-treat populations of both trials, however several positive findings have emerged from a review of the data. First, there was a significant reduction in angina class in the Ad5FGF-4 treated patients at both 6 and 12 months in AGENT-3. Second, there was an apparent improvement in the primary ETT endpoint among patients greater than 55 years of age who had Class III-IV angina and were unable to exercise for more than 300 seconds. In addition, a protocol specified subgroup analysis by gender in AGENT-3 revealed a statistically significant increase in ETT duration at 12 weeks in women (placebo: 6 sec; 109 vp: 71 sec [p=0.04]; 1010 vp: 84 sec [p<0.01]; n=28, 17 and 15, respectively). Meta-analysis of the pooled data revealed a substantial placebo response in men but not in women, and as a result did not show a measurable treatment effect on change in ETT duration across the male subgroup (i.e. irrespective of age, CCS Class, or baseline ETT limitation). In contrast, the combined data for women revealed statistically significant and clinically meaningful changes from baseline.

ETT Endpoint in Women	12 Weeks					6 Months
	Placebo (n=31)	10[9] vp (n=22)		10[10] vp (n=20)		Placebo (n=29)	10[9] vp (n=22)		10[10] vp (n=18)
Duration (sec)	2	60	*	69	*	10	75		83	*
Angina Onset (sec)	51	111		86		55	157	*	94
1 mm ST Segment ¯ (sec)	13	50		63	*	20	59		86	*

*	p<0.05

Furthermore, in women, the change in CCS Class from baseline was statistically significant at 12 months when compared to placebo (-0.6); 109 vp = -0.9 [p<0.05], 1010 vp = -1.3 [p<0.01]. The results of this meta-analysis suggest that Ad5FGF-4 may have a clinically meaningful and measurable effect on ETT and other measures of angina in women with recurrent angina, and potentially in both men and women that are older than 55 and have limited exercise capacity.